EXHIBIT 10.16.7

ADELPHIA COMMUNICATIONS CORPORATION
AND
HYPERION TELECOMMUNICATIONS CORPORATION
EXECUTIVE PERFORMANCE SHARE COMPENSATION PLAN

1.                                       Purpose.  The purpose of the Adelphia Communications Corporation and Hyperion Telecommunications Corporation Executive Performance Share Compensation Plan (the “Plan”) is to provide an opportunity for certain key employees of the Corporation to benefit from the growth in the value of Adelphia Communications Corporation (“Adelphia”).  Such benefit shall be realized by the award of Performance Units (as defined herein), the value of which is related to the value of the common capital stock of Adelphia.  The Plan is also intended to benefit the Corporation by creating incentives to participating key management employees.

2.                                      Definitions.  For the purposes of this Plan, the following terms shall have the meanings defined in this section:

(a)                                  “Beneficiary” shall mean the person or persons designated by the Participant, upon such forms to be provided by the Committee to receive payments of the Participant’s Performance Units after the Participant’s death.  If the Participant shall fail to designate a beneficiary, or if for any reason, such designation shall be ineffective or if such beneficiary shall predecease the Participant or die simultaneously with him, then the beneficiary shall be the Participant’s surviving spouse or if there is no surviving spouse, the Participant’s issue per stirpes, and if none, the Participant’s estate.

(b)                                 “Board” shall mean the Board of Directors of the Corporation.

(c)                                  “Committee” shall mean the Compensation Committee, which is appointed by the Board, and which shall be comprised of at least two members who need not be members of the Board.

(d)                                 “Compensation” of any Participant for any Plan Year shall mean the gross pay of the Participant including all salary, wages and commissions.  Notwithstanding the foregoing, compensation shall only be credited for purposes of awarding Performance Units under the Plan for that portion of a Plan Year during which the Employee is considered eligible to participate under the Plan.

(e)                                  “Corporation” shall collectively mean Adelphia Communications Corporation and Hyperion Telecommunications Corporation.

(f)                                    “Effective Date” of the Plan shall be January 1, 1998.

(g)                                 “Employee” shall mean an individual who is actively employed by the Corporation on a regular full-time basis as determined by the Corporation.

(h)                                 “Normal Retirement Date” shall mean the first day of the month coinciding with or next following the Participant’s attainment of age sixty-five (65).

(i)                                     “Participant” shall mean an Employee who is awarded one or more Performance Units under the Plan.

(j)                                     “Performance Unit” shall mean a Participant’s interest in the Plan, which shall be determined pursuant to Paragraph 6 of this Plan.

(k)                                  “Plan” shall mean the Adelphia Communications Corporation and Hyperion Telecommunications Corporation Executive Performance Share Compensation Plan.

(l)                                     “Plan Year” shall mean a calendar year.

(m)                               “Shareholder” shall mean the owner of a share of Stock.

(n)                                 “Stock” shall mean shares of common capital stock of Adelphia.

(o)                                 “Total Disability” shall mean the inability of a Participant to perform the major duties of his or her occupation due to sickness or injury and his or her absence from work for the Corporation for a period of at least six (6) consecutive months due to such sickness or injury.

3.                                       Administration.  The Plan shall be administered by the Committee appointed jointly by the Board.  The Committee shall from time to time, identify those Employees who are eligible for an award of Performance Units and the time or times when such Performance Units will be awarded.  Subject to provisions of the Plan, the Committee shall have exclusive power to select the key employees to be granted Performance Units, to determine the number of Performance Units to be granted to each key employee selected and to determine the time or times when Performance Units will be granted.  The authority granted to the Committee by the preceding sentence will be exercised based upon recommendations received from the management of the Corporation.

The Committee shall have authority to interpret the Plan, to adopt and revise rules and regulations relating to the Plan, to determine the conditions subject to which any awards of Performance Units may be made or payable, and to make any other determinations which it believes necessary or advisable for the administration of the Plan. All decisions of the Committee shall be made by majority vote of the Committee.  The selection of an Employee for an award of Performance Units and the amount of Performance Units to be awarded shall be made by the Committee whose decisions shall be final and binding on all parties with respect to all matters relating to the Plan.

4.                                       Eligibility.  (a) Those Employees who have key management responsibilities as determined by the Committee, are eligible to be awarded Performance Units.  Initially, those Employees who are heads of major functional areas and who earn more than $90,000 in Compensation shall be eligible to participate in the Plan.

(b)                                 Any eligible Employee may be selected for an award of Performance Units under the Plan if the Committee determines that such Employee performs services of special importance to the operation and development of the business of the Corporation.

(c)                                  Notwithstanding the foregoing, members of the Board shall not be eligible to participate in this Plan.

(d)                                 In the event that an Employee becomes eligible to be awarded Performance Units after the beginning of any Plan Year, only his Compensation earned while a Participant in the Plan shall be credited for purposes of any Award granted hereunder.

5.                                       Awards.  Performance Units shall be awarded to such Participants of the Corporation as the Committee shall determine. Performance Units shall be awarded at such time or times and shall be subject to such terms and conditions, in addition to the terms and conditions set forth in the Plan, as the Committee shall determine.

6.                                       Award of Performance Units.  (a)  As of the Effective Date of the Plan, the Committee shall credit Performance Units to the Participant for any Plan Year based on the Participant’s Compensation during that Plan Year and based upon the growth of the Stock of the Corporation determined under the valuation formula set forth in Subparagraph (c) hereunder.

The following Table I illustrates the potential bonus which Participants may receive for any Plan Year.

Table I

Bonus Potential

Plan Year Compensation	Potential Plan Year Bonus
$150,000 and above	34% of Compensation
$125,000 to $149,999.99	26% of Compensation
$100,000 to $124,999.99	16% of Compensation
$90,000 to $99,999.99	10% of Compensation
below $90,000	0% of Compensation

The following Table II illustrates the percentage of the Participant’s potential bonus that will be credited as Performance Units based on the growth in the Stock price of Adelphia as determined under Subparagraph (c).  Each Performance Unit shall represent each dollar increment of potential bonus which will be credited to the Participant based on the following Table.

Table II

Crediting of Performance Units

Plan Year Growth in Stock Price*	% of Potential Plan Year Bonus to be credited with Performance Unit

30.00%	100%
27.57%	85%
25.50%	70%
23.25%	55%
21.00%	40%
18.75%	30%
16.50%	20%
14.25%	10%
12.00%	5%
less than 12.00%	0%

*See Subparagraph 6(c) for Stock valuation formula

(b)                                 The Participant’s Award of Performance Units will be reduced dollar for dollar based on amounts credited to the Participant’s account, if any, under the Stock Value component of the Adelphia Communications Corporation 401 (k) Plan and Stock Value Plan.

(c)                                  The growth in the Stock price for purposes of awarding Performance Units under this Plan shall be valued based upon the following formula.  An annual average of Adelphia’s Stock will be utilized.  The formula for the annual average is the closing stock price of common stock of Adelphia for each trading day in the year divided by the number of trading days in the year.  The formula for the Cumulative Average Growth Rate (CAGR) is:  (Last value divided by initial value) raised to the power of (1 divided by (last year-first year))-1.

There will be a minimum price growth floor of 10% annual increase as of the Effective Date of the Plan, subject to adjustment in the sole discretion of the Committee.  For the first Plan Year, January 1, 1998 through December 31, 1998, a straight one year average price increase will be utilized.  For the second Plan Year, January 1, 1999 through December 31, 1999, a two year CAGR will be utilized.  For the third Plan Year and thereafter, a three year average CAGR will be utilized.  Furthermore, for the first three Plan Years beginning January 1, 1998, a price of $18 per share will be used as the Adelphia Communications Corporation base Stock price.

(d)                                 The Performance Units awarded to a Participant shall be credited to a Performance Unit Account (the “Account”) established and maintained for such Participant.  The Account of a Participant (i) shall be the record of the Performance Units awarded to him under the Plan, (ii) is solely for accounting purposes and (iii) shall not require a segregation of any Corporation’s assets.

(e)                                  Each award of Performance Units under the Plan to a Participant shall be communicated by the Committee in writing to the Participant within 30 days after the Date of Award.

(f)                                    Each award of Performance Units under the Plan shall be subject to the vesting schedule provided in Paragraph 8(d) hereof.

7.                                       Events Triggering Payment of Performance Units.  A Participant shall receive payment for Performance Units upon the earliest of the following to occur (such event to hereinafter be referred to as the “Payment Event”):

(a)                                  Participant’s termination of employment with the Corporation for any reason (other than Total Disability or involuntary termination);

(b)                                 Participant’s death; and

(c)                                  Participant’s Normal Retirement Date.

The Committee may, in its sole discretion, permit an earlier Payment Event such as upon full vesting so long as such earlier Payment Event is requested by the Participant.  In the event that a Participant’s employment is terminated as a result of his Total Disability or involuntary termination, no payment shall be made to the Participant under this Plan except as may be allowed in the sole discretion of the Committee.

8.                                       Payment for Performance Units.  (a) Upon the occurrence of a Payment Event, a Participant shall be entitled to receive, from the Corporation, less any applicable tax withholding, an amount equal to the value of the Participant’s Account as of the date of the Payment Event to the extent vested determined in accordance with Paragraphs 6 and 8(d) hereof.

(b)                                 Payment to a Participant of the amount set forth in Paragraph 8(a) of this Plan shall be made (i) in cash either in a lump sum or in equal annual installments over a period not to exceed ten (10) years, and/or (ii) in Stock if so permitted under applicable federal and state law.  The Committee shall have the sole discretion to determine the method of payment under the Plan and the period over which such payment shall be made.  Interest shall not be paid on any installment payment.  For purposes of Paragraph 8, the Participant’s Account shall be valued based on the twenty day average price of the Stock ending February 28 of the year in which the Payment Event occurs.

(c)                                  Notwithstanding any other provision of the Plan, the Participant’s Account and rights with respect to any Performance Units (including, without limitation, rights to any payments hereunder) will be terminated and forfeited, and the Corporation will have no further obligation hereunder to a Participant, if any of the following occurs:

(i)                                     The Participant engages in competition with the Corporation during, or within one year following termination of employment with the Corporation; or

(ii)                                  The Participant solicits any employee of the Corporation for the purposes of hiring or engaging such employee in connection with any business of which the vendor, employee, broker, agent, officer, principal, licensor or shareholder for a period of one year following the Participant’s termination of employment; or

(iii)                               The Participant uses, disseminates or discloses to anyone during, or within one year following his termination of employment with the Corporation any Work Products as hereinafter defined, unless it is specifically necessary to do so as part of his employment responsibilities with the Corporation or unless the Participant is given prior express written permission to do so by the Corporation; or

(iv)                              The Participant discloses to the Corporation or induces the Corporation to use any proprietary information or trade secrets of others, including those of his former employers, or uses or discloses, except with the Corporation’s written permission, information which the Corporation has received in confidence from others.

For purposes of this Plan, Work Products mean all tangible or intangible information, whether oral, written or in any other medium, relating to the management, operations, procedures, products, services, inventions or intellectual property of the Corporation, whether developed by the Corporation internally or furnished to the Company by third parties.  Work Products include, by way of example but not limitation, all trade secrets, copyrightable works, patentable works, know-how, designs, innovations, discoveries, formulations, specifications, improvements, processes, response rates, product data, supplier lists, customer lists, price lists, purchase and sales records, other sales information, financial information, marketing information, computer programs, manuals or documentation of any kind.

(d)                                 Each award of Performance Units under the Plan to a Participant shall vest over a three (3) year period beginning December 31st following the date of the award (“Anniversary Date”) and for two (2) subsequent years thereafter as follows.

Anniversary Date of Award	Percentage Vested
1	33 1/3%
2	66 2/3%
3	100%

(e)                                  The Committee shall have sole discretion with respect to the application of the provisions of this Paragraph and such exercise of discretion shall be conclusive and binding upon the Participant and all other persons.

9.                                       Valuation.  For the purposes of the Plan, in the event there is a dispute regarding the value of a Performance Unit or a Participant’s interest therein, such dispute shall be resolved by the Committee in its sole and absolute discretion.

10.                                 Chanqes in Capital and Corporate Structure.  In the event of any change in the outstanding shares of Stock of Adelphia by reason of an issuance of additional shares, recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the Committee shall proportionately adjust, in an equitable manner, the number of Performance Units held by Participants under the Plan.  The foregoing adjustments shall be made in a manner that will cause the relationship between the aggregate appreciation in outstanding Stock and earnings per share of Adelphia and the increase in value of each Performance Unit granted hereunder to remain unchanged as a result of the applicable transaction.

11.                                 Transferability.  Except as otherwise provided under Paragraph 7 with respect to death benefits, Performance Units awarded under the Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of the law, or otherwise, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition or levy of attachment or similar process upon a Performance Unit not specifically permitted herein shall be null and void and without effect.

12.                                 Rights as a Shareholder.  A Participant shall have no rights as a Shareholder with respect to any Performance Units.

13.                                 Withholding Taxes.  The Corporation shall have the right to deduct from all amounts paid pursuant to the Plan any taxes, income or otherwise, federal, state and local, required by law to be withheld with respect to such awards.

14.                                 Amendment of the Plan. The Board may, without further action by the Shareholders and without receiving further consideration from the Participants, amend this Plan, except as provided herein, or condition or modify the award of Performance Units under this Plan for any reason including in response to changes in securities or other laws or rules, regulations or regulatory interpretations thereof applicable to the Plan or to comply with stock exchange rules or requirements.

The Board may at any time and from time to time terminate, modify or amend the Plan in any respect with or without the consent of the Participant.  No amendment to the Plan may alter, impair or reduce the number of Performance Units granted under the Plan prior to the effective date of such amendment without the written consent of any affected Participant.

15.                                 Funding of Plan.  The Plan shall at all times be entirely unfunded and no provision shall, at any time, be made with respect to segregating assets of the Corporation for payment of any benefits hereunder.  No Participant or other person shall have any interest in any particular assets of the Corporation by reason of the right to receive a benefit under the Plan and any such Participant or other person shall have only the rights of a general unsecured creditor of the Corporation with respect to any rights under the Plan.

16.                                 Right to Terminate Employment.  Nothing in this Plan or any agreement entered into pursuant to this Plan shall confer upon any Employee or Participant the right to continued employment by the Corporation or any subsidiary, or affect any right which the Corporation or any subsidiary may have to terminate the employment of such Employee or Participant.

17.                                 Governing Law.  The provisions of this Plan shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

18.                                 Severability.  If any provision of this Plan is found, held or deemed to be void, unlawful, or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

19.                                 Headinqs and Subheading.  Headings and subheadings in this Plan are for reference only.  In the event of a conflict between a heading or subheading and the content of an article or paragraph, the content shall control.

20.                                 Gender.  The masculine, as used herein, shall be deemed to include the feminine and the singular to include plural, except where the context requires a different construction.

IN WITNESS WHEREOF, the Presidents of the Corporation have hereunto affixed their signatures signifying the adoption of this Plan by the Board of Directors of the Corporation.

ATTEST:		ADELPHIA COMMUNICATIONS CORPORATION

	By:	/s/ ADELPHIA COMMUNICATIONS CORPORATION

HYPERION TELECOMMUNICATIONS CORPORATION

	By:	/s/ HYPERION TELECOMMUNICATIONS CORPORATION